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                         INDEPENDENT AUDITORS' CONSENT

      We consent to the incorporation by reference in the Registration Statements of Data Systems & Software Inc. (Forms S-8 Nos. 33-88442, 33-99196, 33-9474, 333-65799 and 333-36159) of (i) our report dated March 31,
1997, relating to the consolidated financial statements of Data Systems & Software Inc. and (ii) our report dated January 26, 1999 relating to the consolidated financial statements of Tower Semiconductor Ltd., both such reports appearing in the Annual Report on Form 10-K of Data Systems & Software Inc. for the year ended December 31, 1998.

Brightman Bar-Levav & Co.
Certified Public Accountants (Isr.)
Tel Aviv, Israel
March 22, 1999